Exhibit (a)(1)(A)

LATTICE SEMICONDUCTOR CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS OR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the 1996 Stock Incentive Plan and 2001 Stock

Plan covering securities that have been registered under the Securities Act of 1933, as amended.

December 22, 2008

LATTICE SEMICONDUCTOR CORPORATION

Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units

This offer and the related withdrawal rights will expire at 11:59:59 p.m., Eastern Time,

on February 3, 2009 unless we extend the expiration date.

By this offer, Lattice Semiconductor Corporation and our subsidiaries (collectively referred to as “Lattice,” the “Company,” “we,” “our” or “us”) are giving eligible employees the opportunity to exchange some or all of their outstanding options with an exercise price equal to or greater than $3.91 per share for a new grant of options or restricted stock units. Eligible employees will have the opportunity to exchange these options for new options or restricted stock units regardless of whether the options are vested or unvested. Restricted stock units are a promise by Lattice to issue shares of our common stock in the future provided the vesting criteria are satisfied.

If you participate in the offer, the number of new options or restricted stock units that you receive will depend on the number of options you exchange and the exercise price of those options.

We will grant new options and restricted stock units following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “award grant date”). The award grant date will be February 3, 2009, unless we extend the expiration date. If the expiration date is extended, the award grant date similarly will be delayed. The new options will be granted under the Company’s 1996 Stock Incentive Plan and restricted stock units will be granted under either the Company’s 1996 Stock Incentive Plan or the Company’s 2001 Stock Plan.

The new vesting schedule that will apply to the new options and restricted stock units is explained in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units (the “Offer to Exchange”). Vesting is conditioned upon your continued employment with us through each applicable vesting date.

Our common stock is traded on the Nasdaq Global Market under the symbol “LSCC.” On December 15, 2008, the closing price of our common stock was $1.35 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding whether to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 18 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before 11:59:59 p.m., Eastern Time, on February 3, 2009 to:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

Only responses that are complete, signed and actually received by Suzanne Bishop at Bishop Consulting, LLC by the deadline will be accepted. We intend to have Bishop Consulting, LLC confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that Suzanne Bishop at Bishop Consulting, LLC has received your election form and/or withdrawal form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Suzanne L. Bishop

Bishop Consulting, LLC

6107 SW Murray Blvd., #271

Beaverton, OR 97008

Phone: (503) 372-5761

E-mail: stockadmin@latticesemi.com

Lattice has engaged Bishop Consulting, LLC, an outside consulting firm, to receive election and withdrawal forms and to answer questions about this offer. Neither Lattice, its employees, or Bishop Consulting, LLC will provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with your personal financial, legal and/or tax advisor.

Offer to Exchange dated December 22, 2008

You should rely only on the information contained or incorporated by reference in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options or restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SCHEDULE A	Information Concerning the Executive Officers and Directors of Lattice Semiconductor Corporation	A-1

SCHEDULE B	Summary Financial Information of Lattice Semiconductor Corporation	B-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying cover letter from Byron Milstead, our Corporate Vice President and General Counsel, dated December 22, 2008, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents, as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options with an exercise price equal to or greater than $3.91 per share for either new options or restricted stock units.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•

“award grant date” refers to the date that is the same U.S. calendar day as the expiration date and the cancellation date. This is the date when new options and restricted stock units will be granted. The award grant date will be February 3, 2009, unless we extend the expiration date.

•

“Black-Scholes value” refers to the value of an option or a restricted stock unit based on the Black-Scholes model and calculated as of the expiration date using the average closing price of our common stock over the thirty (30) calendar day period ending on the expiration date.

•

“cancellation date” refers to the same U.S. calendar day as the expiration date. This is the date when exchanged options will be cancelled. The cancellation date will be February 3, 2009, unless we extend the expiration date.

•	“common stock” refers to Lattice Semiconductor Corporation common stock.

•

“eligible employee” refers to an employee of Lattice (which, for purposes of this offer, includes all subsidiaries of Lattice) who is based in the United States as of the commencement of the offer and through the expiration date. However, our executive officers, the members of our board of directors, and employees of Lattice based outside of the United States are not eligible employees and may not participate in the offer.

•

“eligible options” refers to options to purchase shares of Lattice’s common stock that have an exercise price equal to or greater than $3.91 per share, were granted under either the Company’s 1996 Stock Incentive Plan or 2001 Stock Plan and remain outstanding and unexercised as of the expiration date. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Lattice’s common stock on the expiration date.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“executive officers” refers to those officers of Lattice listed on Schedule A to this Offer to Exchange.

•

“expiration date” refers to the date and time that this offer expires. The expiration date will be February 3, 2009, at 11:59:59 p.m., Eastern Time, unless we extend the expiration date. We may extend the expiration date at our discretion. If we extend the offering period, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“new options” refers to the options granted in connection with this offer. The new options will be non-statutory stock options granted on the award grant date pursuant to the 1996 Plan and subject to the terms and conditions of a new option agreement between you and the Company.

•

“new option exercise price” refers to the exercise price per share at which new options may be exercised to purchase Lattice common stock. The new option exercise price will be equal to the closing price per share of the Company’s common stock on the expiration date. Therefore, your new option exercise price will not be known until the expiration date. On the expiration date, after the close of the trading day, we will post the closing price of our common stock for that day and also deliver to you (by e-mail or other method) a notification of that closing price.

•	“1996 Plan” or “1996 Stock Incentive Plan” refers to the Company’s 1996 Stock Incentive Plan, as amended.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on December 22, 2008, and will end at 11:59:59 p.m., Eastern Time, on February 3, 2009, unless we extend the expiration date.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units.

•	“option” refers to an option to purchase shares of Lattice’s common stock.

•

“restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options that were originally granted under the 2001 Plan. Restricted stock units are promises by Lattice to issue shares of our common stock in the future provided the vesting criteria are satisfied. Restricted stock units granted in connection with this offer will be granted on the award grant date pursuant to either the 1996 Plan or the 2001 Plan and will be subject to the terms and conditions of a restricted stock unit agreement between you and the Company.

•	“2001 Plan” or “2001 Stock Plan” refers to the Company’s 2001 Stock Plan, as amended.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 11:59:59 p.m., Eastern Time, on the expiration date (currently expected to be February 3, 2009):

1.	Properly complete and sign the enclosed election form.

2.	Deliver the properly completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

You should note that if you elect to exchange any grant of eligible options in this offer, you must elect to exchange all outstanding options subject to that grant. If you hold more than one grant of eligible options however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options. This will list your eligible outstanding options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options. In addition, you may refer to your E*TRADE account for further information on your outstanding options. You may access your E*TRADE account at www.etrade.com/stockplans.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. We intend to have Bishop Consulting, LLC confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that Suzanne Bishop at Bishop Consulting, LLC has received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Suzanne Bishop at Bishop Consulting, LLC by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many new options will I receive for options granted under the 1996 Plan that I exchange?

A3.	If you elect to exchange eligible options granted under the 1996 Plan, the number of new options that you receive will depend on the number of options you exchange, the exercise price of those options, and an exchange ratio (rounded to the nearest quarter (0.25) of a share) determined by dividing the Black-Scholes value of the new option by the weighted average Black-Scholes value of outstanding eligible options with per share exercise prices within the following price ranges:

Per Share Exercise Price of Eligible Option
$3.91 - $4.99
$5.00 - $7.49
$7.50 - $9.99
Above $10.00

The Black-Scholes value of the new options and eligible options will be calculated as of the expiration date using the average closing price of our common stock over the thirty (30) calendar day period ending on the expiration date. Therefore, the Black-Scholes value of the new options and eligible options will not be known until the expiration date. As the Black-Scholes value will determine the exchange ratios for each of the price ranges identified above, the exchange ratios will also not be known until the expiration date.

However, to ensure that you will have the information you need to make an informed decision based on the number of new options that will be granted for exchanged options, on the expiration date, after the close of the trading day, we will post the closing price of our common stock for that day (which will be the new option exercise price) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 11:59:59 p.m., Eastern Time, on the expiration date (currently expected to be February 3, 2009) to make an election by completing and submitting an election form to Suzanne Bishop at Bishop Consulting, LLC or change any previous elections that you have made by completing and submitting a new election form to Suzanne Bishop at Bishop Consulting, LLC to add additional eligible options or a withdrawal form to Suzanne Bishop at Bishop Consulting, LLC to withdraw eligible options.

Please note: If you choose to participate in this offer, but some of your options granted under the 1996 Plan are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options. (See Section 2)

For purposes of applying the exchange ratios, fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis. (See Section 2)

The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

Assuming that the Black-Scholes value of the new options and eligible options will be determined based on a per share stock price of $1.53, which was the average closing price of our common stock over the thirty (30) calendar day period ending on December 15, 2008, the exchange ratios would be as follows:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$3.91 - $4.99	One (1) new option for every two and a half (2.5) exchanged options.
$5.00 - $7.49	One (1) new option for every three and a quarter (3.25) exchanged options.
$7.50 - $9.99	One (1) new option for every five and a quarter (5.25) exchanged options.
Above $10.00	One (1) new option for every ten (10) exchanged options.

Consequently, under this example, if you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $5.00, on the award grant date you will receive a new option exercisable for 307 shares. This is equal to the 1,000 shares divided by 3.25 (the exchange ratio for an eligible option with an exercise price of $5.00) and rounded down to the nearest whole share.

Q4.	How many restricted stock units will I receive for options granted under the 2001 Plan that I exchange?

A4.	If you elect to exchange eligible options granted under the 2001 Plan, the number of restricted stock units that you receive will depend on the number of options you exchange, the exercise price of those options, and an exchange ratio (rounded to the nearest quarter (0.25) of a share) determined by dividing the Black-Scholes value of the restricted stock units by the weighted average Black-Scholes value of outstanding eligible options with per share exercise prices within the following price ranges:

Per Share Exercise Price of Eligible Option
$3.91 - $4.99
$5.00 - $7.49
$7.50 - $9.99
Above $10.00

The Black-Scholes value of the restricted stock units and eligible options will be calculated as of the expiration date using the average closing price of our common stock over the thirty (30) calendar day period ending on the expiration date. Therefore, the Black-Scholes value of the restricted stock units and eligible options will not be known until the expiration date. As the Black-Scholes value will determine the exchange ratios for each of the price ranges identified above, the exchange ratios will also not be known until the expiration date.

However, to ensure that you will have the information you need to make an informed decision based on the number of restricted stock units that will be granted for exchanged options, on the expiration date, after the close of the trading day, we will post the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 11:59:59 p.m., Eastern Time, on the expiration date (currently expected to be February 3, 2009) to make an election by completing and submitting an election form to Suzanne Bishop at Bishop Consulting, LLC or change any previous elections that you have made by completing and submitting a new election form to Suzanne Bishop at Bishop Consulting, LLC to add additional eligible options or a withdrawal form to Suzanne Bishop at Bishop Consulting, LLC to withdraw eligible options.

Please note: If you choose to participate in this offer, but some of your options granted under the 2001 Plan are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any restricted stock units or other benefit for those options. (See Section 2)

For purposes of applying the exchange ratios, fractional new restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant-by-grant basis. (See Section 2)

The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

Assuming that the Black-Scholes value of the restricted stock units and eligible options will be determined based on a per share stock price of $1.53, which was the average closing price of our common stock over the thirty (30) calendar day period ending on December 15, 2008, the exchange ratios would be as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$3.91 - $4.99	One (1) restricted stock unit for every five and a quarter (5.25) exchanged options.
$5.00 - $7.49	One (1) restricted stock unit for every nine and a quarter (9.25) exchanged options.
$7.50 - $9.99	One (1) restricted stock unit for every fourteen and three quarters (14.75) exchanged options.
Above $10.00	One (1) restricted stock unit for every twenty (20) exchanged options.

Consequently, under this example, if you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $4.00, on the award grant date you will receive 190 restricted stock units. This is equal to the 1,000 shares divided by 5.25 (the exchange ratio for an eligible option with an exercise price of $4.00) and rounded down to the nearest whole new restricted stock unit.

Q5.	Can I exchange options granted under the 1996 Plan for restricted stock units?

A5.	No. Eligible options granted under the 1996 Plan can only be exchanged for new options.

Q6	Can I exchange options granted under the 2001 Plan for new options?

A6.	No. Eligible options granted under the 2001 Plan can only be exchanged for restricted stock units.

Q7.	Who may participate in this offer?

A7.	You may participate in this offer if you are an eligible employee of Lattice at the time of this offer and you remain an eligible employee of Lattice or a successor entity through the award grant date. Only employees based in the United States as of the start of the offer and on the expiration date will be eligible to participate. Our executive officers, the members of our board of directors and employees of Lattice based outside of the United States may not participate in the offer. (See Section 1)

Q8.	Why is Lattice making this offer?

A8.

We are making this offer to restore the retention and incentive benefits of our equity awards. We are also making this offer to closely align the value of the equity awards held by our employees with the value of our stock held by our stockholders and the equity awards held by members of our management team. We recently reconstituted our management team and granted equity awards to new executives based on the fair market value of our common stock on the grant date. We believe that this offer will align the interests of our employees with those of our stockholders and members of our management team by providing eligible employees with the opportunity to replace outstanding options with exercise prices that are higher than our current market value with new equity awards based on our current market value. We also believe that this offer will foster the retention of our valuable employees and better align the interests of our employees and stockholders by incenting employees to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Our stock price, like that of many other companies, has declined significantly in the past year. In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive new options or restricted stock units that have a greater retention value because the new options will have an exercise price that will be lower than the underwater options and the restricted stock units will be more certain to provide a return than the underwater options. (See Section 3)

Q9.	Which of my options are eligible?

A9.	Your eligible options are those options to purchase shares of common stock of Lattice that have an exercise price equal to or greater than $3.91 per share, were granted under either the Company’s 1996 Stock Incentive Plan or 2001 Stock Plan and remain outstanding and unexercised as of the expiration date. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Lattice’s common stock on the expiration date. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options. This will list your outstanding eligible options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options. In addition, you may refer to your E*TRADE account for further information on your outstanding options. You may access your E*TRADE account at www.etrade.com/stockplans. (See Section 2)

Q10.	Are there circumstances under which I will not be granted new options or restricted stock units?

A10.	Yes. If, for any reason, you no longer are an eligible employee of Lattice on the award grant date, you will not receive any new options or restricted stock units. Instead, you will keep your current eligible options and the options will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and Lattice, your employment with Lattice will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant new options or restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options or restricted stock units as a result of changes in the SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. If this were to occur, we would return the eligible options that you surrendered with respect to those new options or restricted stock units that we are prohibited from granting. (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the expiration of, this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

Q11.	Am I required to participate in this option exchange?

A11.	No. Participation in this offer is completely voluntary. (See Section 2)

Q12.	If I exchange eligible options granted under the 1996 Plan, what will be the exercise price of my new options?

A12.	The exercise price of your new options will be the fair market value of the Company’s common stock on the award grant date, which will be the closing price of our common stock reported by the Nasdaq Global Market on the expiration date. (See Section 9)

For purposes of illustration only, assume the closing price of Lattice’s common stock on the expiration date is $2.50. In such case, the exercise price of the new options will be $2.50. We cannot predict the exercise price of the new options.

Q13.	Do I have to pay for my restricted stock units?

A13.	You do not have to make any cash payment to Lattice to receive your restricted stock units or the common stock upon vesting of your restricted stock units. (See Section 9)

Q14.	If I exchange eligible options granted under the 1996 Plan, when will my new options vest?

A14.	The vesting schedule and maximum term of your current eligible options will no longer apply, and your new options will be subject to a new vesting schedule and have a new maximum term. Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

New options will generally vest over a four (4) year period. The new vesting schedule of the new options and the new maximum term of the new options will be as follows:

Vesting Schedule	Maximum Term of New Options
25% of the new options will be scheduled to vest one (1) year after the award grant date, and 6.25% of the shares subject to the new options shall be scheduled to vest on the last day of each three month period thereafter.	Seven (7) years

We expect the award grant date will be February 3, 2009. None of the new options will be vested on the award grant date. Vesting of your new options is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued employment with Lattice or one of its subsidiaries through that vesting date. If your employment with us terminates for any reason (other than due to death or disability) before your new options fully vest, your new options will expire to the extent unvested. (See Section 1)

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below). (See Section 9)

A new option may expire earlier than its maximum term. For instance, a new option may expire earlier in connection with your termination of service with Lattice. All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the 1996 Plan.

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $5.00 per share.

Assume that on February 3, 2009, the eligible employee surrenders the option and assume the applicable exchange ratio entitles the employee to receive 307 new options. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of February 3, 2009

77 shares will be scheduled to vest on February 3, 2010

20 shares will be scheduled to vest on May 3, 2010

20 shares will be scheduled to vest on August 3, 2010

20 shares will be scheduled to vest on November 3, 2010

20 shares will be scheduled to vest on February 3, 2011

20 shares will be scheduled to vest on May 3, 2011

20 shares will be scheduled to vest on August 3, 2011

20 shares will be scheduled to vest on November 3, 2011

20 shares will be scheduled to vest on February 3, 2012

20 shares will be scheduled to vest on May 3, 2012

20 shares will be scheduled to vest on August 3, 2012

20 shares will be scheduled to vest on November 3, 2012

10 shares will be scheduled to vest on February 3, 2013

Maximum Term in this Example:

The new option will expire no later than February 3, 2016.

New options that do not vest will be forfeited to Lattice.

Q15.	If I exchange eligible options granted under the 2001 Plan, when will my restricted stock units vest?

A15.	The vesting schedule of your current eligible options will no longer apply, and your restricted stock units will be subject to a new vesting schedule. Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the restricted stock units granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

Each restricted stock unit will represent a right to receive one share of our common stock on a specified future date if the restricted stock unit vests according to the following vesting schedule,

subject to your continuing to be an employee of Lattice through each relevant vesting date: 25% of the restricted stock unit award will be scheduled to vest one (1) year after the award grant date, and 6.25% of the restricted stock unit award shall be scheduled to vest on the last day of each three month period thereafter. Restricted stock units then will generally vest over a four (4) year period.

We expect the award grant date will be February 3, 2009. None of the restricted stock units will be vested on the award grant date. Vesting of your restricted stock units is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued employment with Lattice or one of its subsidiaries through that vesting date. If your employment with us terminates for any reason (other than due to death or disability) before your restricted stock units fully vest, your restricted stock units will expire to the extent unvested and you will not be issued any shares of common stock with respect to the unvested portion of your restricted stock unit award. (See Section 1)

•	After the restricted stock units vest, continued employment with us is not required to retain the common stock issued under the restricted stock units.

•

We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below). (See Section 9)

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $4.00 per share.

Assume that on February 3, 2009, the eligible employee surrenders the option and assume the applicable exchange ratio entitles the employee to receive 190 restricted stock units. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule

0 shares will be vested as of February 3, 2009

48 shares will be scheduled to vest on February 3, 2010

12 shares will be scheduled to vest on May 3, 2010

12 shares will be scheduled to vest on August 3, 2010

12 shares will be scheduled to vest on November 3, 2010

12 shares will be scheduled to vest on February 3, 2011

12 shares will be scheduled to vest on May 3, 2011

12 shares will be scheduled to vest on August 3, 2011

12 shares will be scheduled to vest on November 3, 2011

12 shares will be scheduled to vest on February 3, 2012

12 shares will be scheduled to vest on May 3, 2012

12 shares will be scheduled to vest on August 3, 2012

12 shares will be scheduled to vest on November 3, 2012

10 shares will be scheduled to vest on February 3, 2013

Restricted stock units that do not vest will be forfeited to Lattice.

PLEASE NOTE THAT RESTRICTED STOCK UNITS ARE TREATED DIFFERENTLY THAN OPTIONS FROM A TAX STANDPOINT. SEE QUESTION AND ANSWER 29 AND SECTION 14 FOR FURTHER INFORMATION ABOUT THE GENERAL TAX CONSEQUENCES ASSOCIATED WITH OPTIONS AND RESTRICTED STOCK UNITS.

Q16.	If I participate in this offer, do I have to exchange all of my eligible options?

A16.	No. You may pick and choose which of your outstanding eligible options you wish to exchange. However, if you decide to participate in this offer and to exchange a grant of eligible options, you must elect to exchange all outstanding options subject to that grant. You should note that we are not accepting partial tenders of options, except that you may elect to exchange the entire remaining portion of an option that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option. (See Section 2)

Q17.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A17.	If you wish to accept this offer with respect to an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you must accept this offer with respect to the entire outstanding portion of the eligible option, including the portion beneficially owned by the other person. As described in Question and Answer 16, we are not accepting partial tenders of options, so you may not accept this offer with respect to a portion of an eligible option that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. Because you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any decision made or action taken by you with respect to such an election or this offer. (See Section 2)

Q18.	When will I receive my new options and restricted stock units?

A18.	We will grant the new options and restricted stock units on the award grant date. The award grant date will be the same U.S. calendar day as the expiration date. We expect the award grant date will be February 3, 2009. If the expiration date is extended, the award grant date similarly will be extended to coincide with the new expiration date.

If you are granted new options, we will provide you with your new option agreement promptly after the expiration of the offer. You will be able to exercise your new options when and if your new options vest.

If you are granted restricted stock units, we will provide you with your restricted stock unit agreement promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit award when and if your restricted stock unit award vests. (See Section 6)

Q19.	When will my exchanged options be cancelled?

A19.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be February 3, 2009, unless we extend the offer period. (See Section 6)

If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those awards will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any new options, restricted stock units or other benefit for those options. (See Section 2)

Q20.	Once I surrender my exchanged options, is there anything I must do to receive the new options or restricted stock units?

A20.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options or restricted stock units. Your new options or restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the award grant date will be February 3, 2009. In order to vest in the shares covered by the new option grant or restricted stock unit grant, you will need to remain an employee through the applicable vesting date, as described in Question and Answer 14 or 15, respectively (except in certain limited circumstances as described in such Question and Answer). (See Section 1)

Q21.	If I receive new options for exchanged options granted under the 1996 Plan, do I need to exercise my new options in order to receive shares?

A21.	Yes. You must exercise your new options in order to receive the shares subject to the award. New options which do not vest before they are terminated or expire will be forfeited to Lattice. Your new options will not be exercisable until they vest. If you do not exercise your new options while the award is outstanding and exercisable, the unexercised new options will cease to be exercisable and will be forfeited to Lattice.

Q22.	If I receive restricted stock units for exchanged options granted under the 2001 Plan, do I need to exercise my restricted stock units in order to receive shares?

A22.	No. Unlike options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise restricted stock units in order to receive shares. If your restricted stock units vest in accordance with the vesting schedule set forth in your restricted stock unit agreement, you automatically will receive the shares subject to the restricted stock units promptly thereafter. Restricted stock units that do not vest will be forfeited to Lattice.

Q23.	Can I exchange Lattice common stock that I acquired upon a prior exercise of Lattice options?

A23.	No. This offer relates only to certain outstanding options to purchase shares of Lattice common stock. You may not exchange shares of Lattice common stock in this offer. (See Section 2)

Q24.	Will I be required to give up all of my rights under the cancelled options?

A24.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be February 3, 2009. (See Section 6)

Q25.	If I receive new options for exchanged options granted under the 1996 Plan, will the terms and conditions of my new options be the same as my exchanged options?

A25.	No. Your new options will have a different exercise price, maximum term and vesting schedule than your exchanged options. (See Question and Answer 14 and Section 9)

Your new options will be granted under the 1996 Plan and will be subject to a stock option agreement. The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov. (See Section 9)

Until your new options vest and you exercise and are issued shares for your exercised new options, you will not have any of the rights or privileges of a stockholder of Lattice with respect to the shares issuable upon exercise of the new options. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q26.	If I receive restricted stock units for exchanged options granted under the 2001 Plan, will the terms and conditions of my restricted stock units be the same as my exchanged options?

A26.	Restricted stock units are a different type of award than options, and so the terms and conditions of your restricted stock units necessarily will be different from your options. Your restricted stock units will be granted under either the 1996 Plan or the 2001 Plan and will be subject to a restricted stock unit agreement. The forms of restricted stock unit agreement have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. Further, the vesting schedule of your restricted stock units will be different from the vesting schedule of your exchanged option. If your eligible option was not granted under the same stock plan under which your restricted stock units are granted, your restricted stock units may have some additional terms that differ from those that applied to your eligible option – for instance, the treatment of awards in the event of a change in control of Lattice might differ. Please see Section 9 for a fuller discussion of these differences.

Until your restricted stock units vest and you are issued shares in payment for the vested restricted stock units, you will not have any of the rights or privileges of a stockholder of Lattice with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

IN ADDITION, THE TAX TREATMENT OF THE RESTRICTED STOCK UNITS WILL DIFFER SIGNIFICANTLY FROM THE TAX TREATMENT OF YOUR OPTIONS. PLEASE SEE QUESTION AND ANSWER 29 AND SECTION 14 AND THE REMAINDER OF THIS OFFER TO EXCHANGE FOR FURTHER DETAILS.

Q27.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A27.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreements related to such options and the plans under which they were granted. (See Section 6)

Q28.	How does Lattice determine whether an option has been properly tendered?

A28.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

If you choose to participate in this offer, but some of your options granted under the 1996 Plan or the 2001 Plan are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options. (See Section 2)

Q29.	Will I have to pay taxes if I participate in the offer?

A29.	If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the award grant date. However, you normally will have taxable income when you exercise your new options or shares are issued to you for vested restricted stock units, at which time Lattice typically also will have a tax withholding obligation. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your new option agreement or restricted stock unit agreement, as applicable. You also may have taxable capital gain when you sell the shares underlying your new options or restricted stock units.

Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options. As a result, if you participate in the offer and receive restricted stock units for exchanged options issued under the 2001 Plan, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 for further information about the general tax consequences associated with your eligible options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q30.	What if Lattice is acquired by another company?

A30.

Although we currently are not anticipating being acquired by another company, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the applicable stock plan under which your option was granted and the relevant option agreement. Further, if Lattice is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreements, and you will receive no new options or restricted stock units in exchange for them. If Lattice is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer, the new options, or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the new options or restricted stock units. Under such circumstances, the type of security and the number of shares covered by your new option award or restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options or restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options or restricted stock units if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options or restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the award grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options, restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options or restricted stock units, your new options or restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the applicable Company stock plan under which the award was granted and your new option agreement or restricted stock unit agreement. (See Section 9)

Q31.	Will I receive a new option agreement or restricted stock unit agreement?

A31.	Yes. All new options will be subject to a new option agreement between you and Lattice, as well as the terms and conditions of the 1996 Plan. All restricted stock units will be subject to a restricted stock unit agreement between you and Lattice, as well as to the terms and conditions of the Company stock plan under which the restricted stock units are granted. Copies of the 1996 Plan, the 2001 Plan, the forms of stock option agreement and the forms of restricted stock unit agreement have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. (See Section 9)

Q32.	Are there any conditions to this offer?

A32.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q33.	If you extend the offer period, how will you notify me?

A33.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 16)

Q34.	How will you notify me if the offer is changed?

A34.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2 and 16)

Q35.	Can I change my mind and withdraw from this offer?

A35.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected options from the offer at any time before the expiration date (expected to be February 3, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Suzanne Bishop at Bishop Consulting, LLC receives before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options on or before February 20, 2009 you may withdraw your options at any time thereafter. (See Section 5)

Q36.	Can I change my mind about which options I want to exchange?

A36.	Yes. Before the expiration date, you may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date by completing and submitting a new election form to Suzanne Bishop at Bishop Consulting, LLC to add additional eligible options or a withdrawal form to Suzanne Bishop at Bishop Consulting, LLC to withdraw eligible options. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form that Suzanne Bishop at Bishop Consulting, LLC receives before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form. (See Section 4)

Q37.	How do I withdraw my election?

A37.	To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the enclosed withdrawal form.

2. Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

(See Section 5)

Q38.	What if I withdraw my election and then decide again that I want to participate in this offer?

A38.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q39.	Are you making any recommendation as to whether I should exchange my eligible options?

A39.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 18 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the new options or restricted stock units you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your legal counsel, accountant, and/or financial advisor. (See Section 3)

Q40.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A40.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Suzanne L. Bishop

Bishop Consulting, LLC

6107 SW Murray Blvd., #271

Beaverton, OR 97008

Phone: (503) 372-5761

E-mail: stockadmin@latticesemi.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2008 and annual report on Form 10-K for the fiscal year ended December 29, 2007, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding overall semiconductor market conditions, market acceptance and demand for our new products, our dependencies on our silicon wafer supplies, the impact of competitive products and pricing, technological and product development risk and the transition to a new management team and the other risks that are otherwise described from time to time in our filings with the SEC. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options or restricted stock units that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to any eligible options, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options or restricted stock units granted pursuant to this offer. For example, assume that you exchange an option granted under the 1996 Plan for 1,000 shares with an exercise price of $4.00 and assume the applicable exchange ratio entitles you to receive a new option exercisable for 400 shares. Assume, for illustrative purposes only that the exercise price of your new option is $2.00 per share and three (3) years after the award grant date the price of our common stock increases to $7.00 per share. Under this example, if you had kept and not exchanged your option, exercised and immediately sold the shares at $7.00 per share, you would have realized pre-tax gain of $3,000.00, but if you exchanged your options and sold the shares subject to the new options, you would realize only a pre-tax gain of $2,000.00.

Further, assume you exchange an option granted under the 2001 Plan for 1,000 shares with an exercise price of $4.00 and assume the applicable exchange ratio entitles you to receive 190 restricted stock units. Assume, for illustrative purposes only that the price of our common stock increases to $6.00 per share. Under this example, if you had kept and not exchanged your option, exercised and immediately sold the shares at $6.00 per share, you would have realized pre-tax gain of $2,000.00, but if you exchanged your options and sold the shares subject to the restricted stock unit grant, you would realize only a pre-tax gain of $1,140.00.

In addition, you may have to pay more taxes for your restricted stock units than you would for your exchanged options. For example, assume you exchange an option granted under the 2001 Plan for 1,000 shares with an exercise price of $4.00 and assume the applicable exchange ratio entitles you to receive 190 restricted stock units. If the option was exercised for $4.00 per share while the fair market value of our common stock was $5.00 per share, you would recognize ordinary income of $1.00 per share at exercise (for a total of $1,000). If you later sold the shares at $6.00 per share, you would have capital gain of $1.00 per share (for a total of $1,000), which is the difference between the sale price of $6.00 and the $5.00 fair market value at exercise. If you held the shares more than 12 months, this would be taxed under U.S. federal tax law at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed under U.S. federal tax law at short-term capital gains rates (currently a maximum rate of 35%). If, instead, you had exchanged your options for restricted stock units, you would recognize ordinary income (currently at a maximum U.S. federal tax rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 48 restricted stock units on a day when the fair market value of our stock is $5.00 per share, you will recognize ordinary income of $240.00 but will have vested in only 25% of the total number of restricted stock units. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $6.00 per share, you would have a capital gain of $1.00 per share (for a total of $48.00). When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder, while, in the example above, you would have paid $4.00 per share of post-tax dollars for the shares subject to your options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options or restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your new options or restricted stock units vest, you will not receive any value from your new options or restricted stock units.

Your new options or restricted stock units will not be vested on the award grant date.

The new options and restricted stock units will be subject to a vesting schedule. If you do not remain an employee with us through the date your new options or restricted stock units vest, except in the event of your earlier death or disability, you will not be able to exercise any portion of your new options and you will not receive the shares subject to any restricted stock units. Instead, your new options and restricted stock units will expire immediately upon your termination. As a result, you will not receive full value from your new options or restricted stock units.

Your new options may have a shorter maximum term than your cancelled options.

If you exchange eligible options granted under the 1996 Plan and are granted new options, the maximum term of your new options will be seven (7) years. As a result, your new options may have a shorter maximum term than the exchanged options that the new options replace.

In addition, just as under the eligible options, a new option may expire earlier than its maximum term. For instance, a new option may expire earlier in connection with your termination of employment with Lattice.

Tax-Related Risks

Tax effects of new options for United States taxpayers.

If you participate in the offer and receive new options in exchange for eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the award grant date. However, you generally will have taxable ordinary income when you exercise your vested new options, at which time Lattice generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 14 of the Offer to Exchange for a discussion of the general tax consequences associated with non-statutory stock options.

Tax effects of restricted stock units for United States taxpayers.

If you participate in the offer and receive restricted stock units for eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the award grant date. However, you generally will have taxable ordinary income when shares are issued to you for vested restricted stock units, at which time Lattice generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. You also may have taxable capital gains when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 of the Offer to Exchange for a discussion of the general tax consequences associated with options.

Tax related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Risks Relating to Our Business, Generally

Global economic conditions and uncertainty could adversely affect our revenue, gross margin and expenses.

Our revenue and gross margin depend significantly on general economic conditions and the demand for programmable logic devices in markets in which we compete. Global economic weakness and constrained infrastructure spending have previously resulted, and may result in the future, in decreased revenue, gross margin, earnings or growth rates and problems with our ability to manage inventory levels and collect customer receivables. In addition, our relationships with our employees and suppliers could be adversely affected. We could experience such economic weakness and reduced spending due to various macroeconomic factors affecting spending and investment behavior, including periods of economic recession, conditions in the residential real estate and mortgage markets, access to credit, and the weakening or strengthening of the U.S. dollar relative to other world currencies. In addition, customer financial difficulties have previously resulted, and could result in the future, in increases in bad debt write-offs and additions to reserves in our receivables portfolio. We also have experienced, and may experience in the future, gross margin declines in certain products, reflecting the effect of items such as competitive pricing pressures, inventory write-downs, charges associated with the cancellation of planned production lines, and increases in component and manufacturing costs resulting from higher labor and material costs borne by our manufacturers and suppliers that, as a result of competitive pricing pressures or other factors, we are unable to pass on to our customers. Global economic downturns also may lead to restructuring actions and associated expenses. Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. Whenever adverse economic or end market conditions exist, there is likely to be an adverse effect on our operating results.

Our entire long-term marketable securities portfolio is invested in auction rate securities, a number of which have been the subject of failed auctions, which have adversely affected the liquidity of these securities. If auction rate securities continue to experience unsuccessful auctions, or if the credit rating of the auction rate security, auction rate security issuer, the third-party insurer of such investments, the issuers of the investments underlying the securities or credit default swaps, deteriorates, we may be required to adjust the carrying value of the auction rate security through impairment charges, and any of these events could have a materially detrimental effect on our liquidity and results of operations.

At September 27, 2008 and December 29, 2007, we held auction rate securities that were considered illiquid with a face value of $39.2 million and $44.9 million, respectively, and an estimated fair value of $27.4 million and $44.9 million, respectively. These auction rate securities with investment grades of AAA, AA or A, except for an auction rate security with a face value of $2.0 million (estimated fair value of $0.8 million) collateralized by consumer credit card debt, are collateralized by federally-insured student loans, corporate bonds, notes, commercial paper, or bank deposit notes. Long-term marketable securities with a face value of $14.0 million (estimated fair value of $8.4 million) are exposed to risks associated with the sale of credit default swaps, pursuant to which the assets underlying the auction rate securities are exposed to claims in the event of default of certain debt instruments owned by third parties. In addition, for auction rate securities with a face value of $8.3 million (estimated fair value of $4.2 million) held in Long-term marketable securities, Ambac Assurance Corporation (“AMBAC”, the issuer) can exercise a put option, which essentially replaces the auction rate security investment with preferred stock of AMBAC.

While the auctions for auction rate securities have historically provided a liquid market for these securities, due to liquidity issues in global credit and capital markets, auction rate securities held by us have experienced multiple failed auctions (a portion beginning in October 2007) as the amount of securities submitted for sale at the auctions has exceeded the amount of purchase orders. In addition, some of these securities have experienced downgrades, but continue to be considered investment grade by one or more rating agencies. These instruments are considered illiquid and have been reclassified as Long-term marketable securities on the Condensed Consolidated Balance Sheet. Due to the severity of the decline in fair value, the duration of the decline, and the downgrading of the credit ratings of some of the securities, the Company determined that an other-than-temporary decline in fair value had occurred, and recorded an impairment charge of $1.4 million and $11.8 million for the quarter and nine months ended September 27, 2008, respectively. If we were to liquidate our position in these securities, the amount realized could be materially different than the estimated fair value amounts at which we are carrying these securities and there could be a materially detrimental effect on our financial results.

Export sales account for the majority of our revenue and may decline in the future due to economic and governmental uncertainties.

We derive a majority of our revenue from export sales. Accordingly, if we experience a decline in export sales, our operating results could be adversely affected. Our export sales are subject to numerous risks, including:

•	changes in local economic conditions;

•	exchange rate volatility;

•	governmental controls and trade restrictions;

•	export license requirements and restrictions on the export of technology;

•	political instability, war or terrorism;

•	changes in tax rates, tariffs or freight rates;

•	interruptions in air transportation; and

•	difficulties in staffing and managing foreign sales offices.

Sales of our older products may decline faster than sales of our new products increase, which would result in reduced revenues and gross margins.

Our product development strategy is to aggressively introduce new products in order to grow our overall revenue. While we expect the strong growth of new product revenue to continue, there is no assurance that the rate of growth can be maintained, or that new product revenue will meet our expectations. In addition, currently the majority of our revenue is derived from sales of mainstream and mature products. Mature products are older products that generally are no longer designed by customers into end systems and are sold to support the mass production of customer end systems in which they have historically been designed. Consequently, sales of these products have a tendency to decline as customer end systems gradually reach the end of their life cycles. Mainstream products are more recently introduced products that may still be designed by customers into new systems. However, they are predominantly used in customer end systems that are in the mid-life stage of their life cycles. Consequently, sales of mainstream products can be volatile and are subject to overall economic, industry and customer specific inventory conditions. Sales of mainstream products may increase or decline in a given period depending on conditions.

We have limited ability to predict or to foresee changes or the pace of changes in sales by product classification. In recent periods, we have experienced increased rates of decline in sales of our mature products. Additionally, in the past we have also experienced periods of declines in sales of our mainstream products. If in any period, the overall sales of the combination of our mature and mainstream products decline and if sales of new products do not increase at a rate that is sufficient to counteract this decline, then our total revenues would decline. In addition, as mature products typically generate a higher gross margin than mainstream or new products generate, a faster than normal decline in sales of mature products could adversely impact our gross margins.

A downturn in the communications equipment end market could cause a reduction in demand for our products and limit our ability to maintain revenue levels and operating results.

The majority of our revenue is derived from customers in the communications equipment end market. Any deterioration in this end market or any reduction in technology capital spending could lead to a reduction in demand for our products. For example, in the past, a general weakening in demand for programmable logic products from customers in the communications end market has adversely affected our revenue. Whenever adverse economic or end market conditions exist, there is likely to be an adverse effect on our operating results.

We may be unsuccessful in defining, developing or selling the new programmable logic products required to maintain or expand our business.

As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. The programmable logic market is characterized by rapid technology and product evolution and historically the market for FPGA products has grown faster than the market for PLD products. Currently we derive a greater proportion of our revenue from PLD products than FPGA products. Consequently, our future success depends on our ability to introduce new FPGA and associated software design tool products that meet evolving customer needs while achieving acceptable margins. We are presently shipping our next generation FPGA product families that are critical to our ability to grow our FPGA product revenue and expand our overall revenue. We also plan to continue upgrading our customer design tool products and increase our offerings of intellectual property cores. If we fail to introduce new products in a timely manner, or if these products or future new products fail to achieve market acceptance, our operating results would be harmed.

Lattice and Fujitsu have entered into agreements pursuant to which Fujitsu manufactures our current and future FPGA products on its 130 nanometer, 90 nanometer and 65 nanometer CMOS process technologies, as well as on 130 nanometer and 90 nanometer technologies with embedded flash memory that we have jointly developed with Fujitsu. Fujitsu is our sole source supplier of wafers for our newest FPGA products and our planned future FPGA products. The success of our next generation FPGA products is dependent on our ability to successfully partner with Fujitsu. If for any reason we are unsuccessful in our efforts to partner with Fujitsu in connection with these next generation FPGA products, our future revenue growth may be materially adversely affected.

The introduction of new silicon and software design tool products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The market reception of new products depends on accurate projections of long-term customer demand, which by their nature are uncertain.

Our future revenue growth is dependent on market acceptance of our new silicon and software design tool products and the continued market acceptance of our current products. The success of these products is dependent on a variety of specific technical factors including:

•	successful product definition;

•	timely and efficient completion of product design

•	timely and efficient implementation of wafer manufacturing and assembly processes;

•	product performance;

•	product cost; and

•	the quality and reliability of the product.

If, due to these or other factors, our new silicon and software products do not achieve market acceptance, our operating results may be harmed.

We may experience a disruption of our business activities due to the transition to new management team.

We may experience disruption in our business activities as we transition to new executive management, and our relationships with employees, customers and suppliers could be adversely effected by these disruptions. In addition, our competitors may seek to use this transition and the related potential disruptions to gain a competitive advantage over us. Our future operating results depend substantially upon the continued service of our executive officers and key personnel and in significant part upon our ability to attract and retain qualified management personnel. Competition for qualified personnel is intense, and we cannot ensure success in attracting or retaining qualified personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for us to hire personnel over time. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current position, or by our inability to attract and retain skilled employees. In addition, the transition to new executive officers has involved the development of a new cost structure, a refined product strategy and a new business model that better aligns operating costs with near-term revenue expectations to deliver improved operating results. Any changes to our business are subject to the risks that management may be diverted from ongoing business activities, we could incur significant costs and expenses to undertake changes, and that such changes may result in loss of key employees and customer relationships. The benefits from changes in the cost structure and product strategy may not materialize for a number of reasons, including the possibility that we may incur unanticipated costs, experience management turnover, or fail to gain market acceptance of a refined product strategy or be unable to execute the plan in a timely manner.

The potential impact of customer design-in activity on future revenue is inherently uncertain and could impact our ability to manage production or our ability to forecast sales.

We face uncertainties relating to the potential impact of customer design-in activity because it is unknown whether any particular customer design-in will ultimately result in sales of significant volume. After a specific customer design-in is obtained, many factors can impact the timing and amount of sales that are ultimately realized from the specific customer design-in. Changes in the competitive position of our technology, our customer’s product competitiveness, our customer’s product strategy, the financial position of our customer, and many other factors can all impact the timing and amount of sales ultimately realized from any specific customer design-in. As a result, we may not be able to accurately manage the production levels of our new products or accurately forecast the future sales of such products, and, thus, our operating results may be harmed.

Product quality problems could lead to reduced revenue, gross margins and net income.

We generally warrant our products for varying lengths of time against non-conformance to our specifications and certain other defects. Because our products, including hardware, software and intellectual property cores, are highly complex and increasingly incorporate advanced technology, our quality assurance programs may not detect all defects, whether manufacturing defects in individual products or systematic defects that could affect numerous shipments. Inability to detect a defect could result in increased engineering expenses necessary to remediate the defect and also result in increased costs due to inventory impairment charges. On occasion we have also repaired or replaced certain components and software or refunded the purchase price or license fee paid by our customers due to product defects. If there are material increases in product defects, the costs to remediate such defects, or the costs to resolve warranty claims compared with our historical experience, our revenue, gross margins, and net income may be adversely affected.

The cyclical nature of the semiconductor industry may limit our ability to maintain revenue levels and operating results during industry downturns.

The semiconductor industry is highly cyclical, to a greater extent than other less technology-driven industries. Our financial performance has periodically been negatively affected by downturns in the semiconductor industry. Factors that contribute to these industry downturns include:

•	the cyclical nature of the demand for the products of semiconductor customers;

•	general reductions in inventory levels by customers;

•	excess production capacity;

•	general decline in end-user demand; and

•	accelerated declines in average selling prices.

Historically, the semiconductor industry has experienced periodic downturns of varying degrees of severity and duration. Typically, after such downturns, semiconductor industry conditions improve, although such improvement may not be significant or sustainable. Increased demand for semiconductor industry products may not proportionately increase demand for programmable logic products in general, or our products in particular. Even if demand for our products increases, average selling prices for our products may not increase, and could decline. Whenever adverse semiconductor industry conditions or other similar conditions exist, there is likely to be an adverse effect on our operating results.

Further, our ability to predict end-user demand is limited. Typically, the majority of our revenue comes from “turns orders,” which are orders placed and filled within the same quarter. By definition, turns orders are not captured in a backlog measurement at the beginning of a quarter. Accordingly, we cannot use backlog as a reliable measure of predicting revenue.

Our wafer supply could be interrupted or reduced, which may result in a shortage of products available for sale.

We do not manufacture finished silicon wafers and many of our products, including all of our newest FPGA products, are manufactured by a sole source. Currently, our silicon wafers are manufactured by Fujitsu in Japan, Seiko Epson in Japan, UMC in Taiwan and Chartered Semiconductor in Singapore. If any of our current or future foundry partners significantly interrupts or reduces our wafer supply, our operating results could be harmed.

In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our supply commitments, we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments from our suppliers on at least an annual basis. If any of our foundry partners were to reduce its supply commitment or increase its wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be harmed.

Many other factors that could disrupt our wafer supply are beyond our control. Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be harmed by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, a future disruption of any of our foundry partners’ foundry operations as a result of a fire, earthquake, act of terrorism, political unrest, governmental uncertainty, war, or other natural disaster or catastrophic event could disrupt our wafer supply and could harm our operating results.

If our foundry partners experience quality or yield problems, we may face a shortage of products available for sale.

We depend on our foundries to deliver high quality silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays. If our foundries are unable for a prolonged period to produce silicon wafers that meet our specifications, with acceptable yields, our operating results could be harmed.

The reliable manufacture of high performance programmable logic devices is a complicated and technically demanding process requiring:

•	a high degree of technical skill;

•	state-of-the-art equipment;

•	the availability of certain basic materials and supplies, such as chemicals, gases, polysilicon, silicon wafers and ultra-pure metals;

•	the absence of defects in production wafers;

•	the elimination of minute impurities and errors in each step of the fabrication process; and

•	effective cooperation between the wafer supplier and us.

As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

Our products may not be competitive if we are unsuccessful in migrating our manufacturing processes to more advanced technologies or alternative fabrication facilities.

To develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use smaller device geometries. We also may need to use additional foundries. Because we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced process technologies at fabrication facilities may not be achieved. This could harm our operating results.

Our supply of assembled and tested products could be interrupted or reduced, which may result in a shortage of products available for sale.

We do not assemble our finished products or perform all testing of our products. Currently, our finished products are assembled and tested by ASE in Malaysia, Amkor in the Philippines and South Korea, Fujitsu in Japan, AIT in Indonesia, UTAC in Singapore and other independent contractors in Asia. If any of our current or future assembly or test contractors significantly interrupts or reduces our supply of assembled and tested devices, our operating results could be harmed.

In the past, we have experienced delays in obtaining assembled and tested products and in securing assembly and test capacity commitments from our suppliers. At present, we anticipate that our assembly and test capacity commitments are adequate. However, these existing commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our assembly and test capacity commitments we may still have difficulty in obtaining deliveries of finished products consistent with the capacity commitments. We negotiate assembly and test prices and capacity commitments from our contractors on a periodic basis. If any of our assembly or test contractors were to reduce its capacity commitment or increase its prices, and we cannot find alternative sources, our operating results could be harmed.

Many other factors that could disrupt our supply of finished products are beyond our control. Because worldwide capacity for assembly and testing of semiconductor products is limited and inelastic, we could be harmed by significant industry-wide increases in overall demand or interruptions in supply. The assembly of complex packages requires a consistent supply of a variety of raw materials such as substrates, leadframes, and mold compound. The worldwide manufacturing capacity for these materials is also limited and inelastic. A significant industry-wide increase in demand, or interruptions in the supply of these materials to our assembly or test contractors, could harm our operating results. Additionally, a future disruption of any of our assembly or test contractors’ operations as a result of a fire, earthquake, act of terrorism, political unrest, governmental uncertainty, war, or other natural disaster or catastrophic event could disrupt our supply of assembled and tested devices and could harm our operating results.

In addition, our quarterly revenue levels may be affected to a significant extent by our ability to match inventory and current production mix with the product mix required to fulfill orders. The large number of individual parts we sell and the large number of customers for our products, combined with limitations on our and our customer’s ability to forecast orders accurately and our relatively lengthy manufacturing cycles, may make it difficult to achieve a match of inventory on hand, production units, and shippable orders sufficient to realize quarterly or annual revenue projections.

If our assembly and test supply contractors experience quality or yield problems, we may face a shortage of products available for sale.

We rely on contractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, our operating results could be harmed.

The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

•	a high degree of technical skill;

•	state-of-the-art equipment;

•	the absence of defects in assembly and packaging manufacturing;

•	the elimination of raw material impurities and errors in each step of the process; and

•	effective cooperation between the assembly contractor and us.

As a result, our contractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

Our stock price may continue to experience large fluctuations.

Historically, the price of our common stock has at times experienced rapid and severe price fluctuations that have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of company specific factors, including:

•	quarter-to-quarter variations in our operating results;

•	shortfalls in revenue or earnings from levels expected by securities analysts and investors;

•	announcements of technological innovations or new products by other companies; and

•	any developments that materially adversely impact investors’ perceptions of our business prospects.

Our stock price has ranged from a low of $2.11 per share to a high of $3.35 per share for the quarter ended September 27, 2008, and from a low of $1.04 per share to a high of $2.18 per share during the fourth quarter of fiscal 2008 (through December 15, 2008).

We may fail to retain or attract the specialized technical and management personnel required to successfully operate our business.

To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

Our future quarterly operating results may fluctuate and therefore may fail to meet expectations.

Our quarterly operating results have fluctuated in the past and may continue to fluctuate. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

•	general economic conditions in the countries where we sell our products;

•	conditions within the end markets into which we sell our products;

•	the cyclical nature of demand for our customers’ products;

•	excessive inventory accumulation by our end customers;

•	the timing of our and our competitors’ new product introductions;

•	product obsolescence;

•	the scheduling, rescheduling and cancellation of large orders by our customers;

•	the willingness and ability of our customers and distributors to make payment to us in a timely manner;

•	our ability to develop new process technologies and achieve volume production at wafer fabrication facilities;

•	changes in manufacturing yields including delays in achieving target yields on new products;

•	adverse movements in exchange rates, interest rates or tax rates; and

•	the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

Conditions in Asia may disrupt our existing supply arrangements and result in a shortage of finished products available for sale.

All of our major silicon wafer suppliers operate fabrication facilities located in Asia. Additionally, our finished silicon wafers are assembled and tested by independent contractors located in China, Indonesia, Japan, Malaysia, the Philippines and South Korea. Economic, financial, social and political conditions in Asia have historically been volatile. Financial difficulties, the effects of currency fluctuation, governmental actions or restrictions, prolonged work stoppages, political unrest, war, natural disaster, disease or any other difficulties experienced by our suppliers may disrupt our supply and could harm our operating results.

We may not be able to fund future foundry partner investments and meet other capital needs when required or on favorable terms.

We may in the future seek new or additional sources of funding. In addition, in order to secure additional wafer supply, we may from time to time consider various financial arrangements including equity investments, advance purchase payments, loans, or similar arrangements with independent wafer manufacturers in exchange for committed wafer capacity. To the extent that we pursue any such additional financing arrangements, additional debt or equity financing may be required. There can be no assurance that such additional financing will be available when needed or, if available, will be on favorable terms. Any future equity financing will decrease existing stockholders’ equity percentage ownership and may, depending on the price at which the equity is sold, result in dilution.

We may not be able to successfully compete in the highly competitive semiconductor industry.

The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. The current level of competition in the programmable logic market is high and may increase in the future. We currently compete directly with companies that have licensed our technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products based on alternative technical solutions. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. If we are unable to compete successfully in this environment, our future results will be adversely affected.

We may have failed to adequately insure against certain risks, and, as a result, our financial condition and results may be adversely affected.

We carry insurance customary for companies in our industry, including, but not limited to, liability, property and casualty, worker’s compensation and business interruption insurance. We also self-insure our employees for basic medical expenses, subject to a true insurance stop loss for catastrophic illness. In addition, we have insurance contracts that provide director and officer liability coverage for our directors and officers. Other than the specific areas mentioned above, we are self-insured with respect to most other risks and exposures, and the insurance we carry in many cases is subject to a significant policy deductible or other limitation before coverage applies. Based on management’s assessment and judgment, we have determined that it is more cost effective to self-insure against certain risks than to incur the insurance premium costs. The risks and exposures for which we self-insure include, but are not limited to, natural disasters, product defects, political risk, theft, patent infringement and some employment practice matters. Should there be a catastrophic loss due to an uninsured event such as an earthquake or a loss due to adverse occurrences in any area in which we are self-insured, our financial condition, results of operations and liquidity may be adversely affected.

While we believe that we currently have adequate internal controls over financial reporting, we are exposed to risks from legislation requiring companies to evaluate those internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We have and will continue to incur significant expenses and devote management resources to Section 404 compliance on an ongoing basis. In the event that our chief executive officer, chief financial officer or independent registered public accounting firm determine in the future that our internal controls over financial reporting are not effective as defined under Section 404, investor perceptions may be adversely affected and could cause a decline in the market price of our stock.

If we are unable to adequately protect our intellectual property rights, our financial results and competitive position may suffer.

Our success depends in part on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may be forced to use substantial financial and management resources, which could have an adverse effect on our operating results.

Our industry is characterized by frequent claims regarding patents and other intellectual property rights of others. We have been, and from time to time expect to be, notified of claims that we are infringing the intellectual property rights of others. If any third party makes a valid claim against us, we could face significant liability and could be required to make material changes to our products and processes. In response to any claims of infringement, we may seek licenses under patents that we are alleged to be infringing. However, we may not be able to obtain a license on favorable terms, or at all, without our operating results being adversely affected.

We face risks related to litigation.

We are exposed to certain asserted and unasserted potential claims, including the pending patent litigation brought against us by Lizy K. John. There can be no assurance that, with respect to potential claims made against us, we could resolve such claims under terms and conditions that would not have a material adverse effect on our business, our liquidity or our financial results. We have been and may in the future be subject to various other legal proceedings, including claims that involve possible infringement of patent and other intellectual property rights of third parties. It is inherently difficult to assess the outcome of litigation matters, and there can be no assurance that we will prevail in any litigation. Any such litigation could result in a substantial diversion of our efforts and the use of substantial management and financial resources, which by itself could have a material adverse effect on our financial condition and operating results. Further, an adverse determination in any such litigation could result in a material adverse impact on our financial position and the results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

Changes in accounting for equity compensation will adversely affect our consolidated statement of operations and could adversely affect our ability to attract and retain employees.

We have historically used equity incentives as a key component of employee compensation in order to align employees’ interests with the interests of our stockholders, encourage employee retention, and provide competitive compensation packages. The Financial Accounting Standards Board adopted changes to generally accepted accounting principles that require us and other companies to record a charge to earnings for employee stock option grants and other equity incentives beginning in the quarter ended April 1, 2006. To the extent that these or other new regulations make it more expensive to grant stock options and other equity incentives to employees, we will incur increased compensation costs. We also have changed our equity compensation strategy to, among other things, issue predominantly restricted stock units rather than stock options, and this could make it more difficult to attract, retain and motivate employees. Any of these results could materially and adversely affect our business.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Lattice based in the United States and you remain employed by Lattice or a successor entity through the date on which the exchanged options are cancelled. However, none of our executive officers, the members of our board of directors, or employees of Lattice based outside of the United States are eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of new options or restricted stock units, you must remain a U.S.-based employee of Lattice or a successor entity through the award grant date, which will be the same U.S. calendar day as the date this offer expires. If you do not remain employed by Lattice or a successor entity through the award grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer period, the offer will expire and the award grant date will be February 3, 2009. Except as provided by applicable law and/or any employment agreement between you and Lattice, your employment with Lattice will remain “at-will” and can be terminated by you or Lattice at any time, with or without cause or notice. In order to vest in your new options or restricted stock units, you generally must remain an employee through each relevant vesting date (but see Section 9 for a description of certain circumstances in which your new options or restricted stock units may vest due to death or disability). If your employment with Lattice terminates for any reason (other than due to death or disability) before your new options or restricted stock units vest in full, your new options or restricted stock units will expire to the extent unvested.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price equal to or greater than $3.91 per share and held by eligible employees, that were granted under either the Company’s 1996 Stock Incentive Plan or 2001 Stock Plan and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option expires during the offering period, that particular option is not eligible for exchange. In addition, the exercise price of an option must be equal to or greater than the closing price of Lattice’s common stock on the expiration date. If, on the expiration date, the exercise price of the option is equal to or less than the closing price of Lattice’s common stock, the option will not be eligible for exchange (and any election with regard to such option will be disregarded).

Participation in this offer is completely voluntary. You may decide which, if any, of your eligible options you wish to exchange. If you hold more than one eligible option, you may choose to exchange one or more of such eligible options without having to exchange all of your eligible options. However, we are not accepting partial tenders with respect to a particular option grant, so if you elect to participate in this offer, you must exchange all of the outstanding options subject to each grant that you choose to exchange. If you have partially exercised an eligible option that you wish to exchange in the offer, you must exchange the entire remaining unexercised portion of such option.

For example (and except as otherwise described below), if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 3,000 shares, you may choose to exchange all three options, or only two of the three options, or only one of the three options, or none at all. You may not elect to exchange a partial amount under any option (such as an election to exchange only 150 shares of the remaining 300 shares under the first option).

If you wish to accept this offer with respect to an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you must accept this offer with respect to the entire remaining outstanding portion of the eligible option, including the portion beneficially owned by the other person, if so directed by the beneficial owner as to his or her portion or otherwise in accordance with the applicable domestic relations order or comparable legal documents. As described above, we are not accepting partial tenders of options, so you may not accept this offer with respect to a portion of an eligible option that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. Because you are the legal owner of the eligible option, Lattice will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any decision made or action taken by you with respect to such an election.

Eligible options exchanged for new options.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, if you elect to exchange options granted under the 1996 Plan, you will receive new options granted under the 1996 Plan. You may not exchange eligible options granted under the 1996 Plan for restricted stock units.

The number of new options that you receive will depend on the number of options you exchange, the exercise price of those options, and an exchange ratio (rounded to the nearest quarter (0.25) of a share) determined by dividing the Black-Scholes value of the new option by the weighted average Black-Scholes value of outstanding eligible options with per share exercise prices within the following price ranges:

Per Share Exercise Price of Eligible Option
$3.91 - $4.99
$5.00 - $7.49
$7.50 - $9.99
Above $10.00

The Black-Scholes value of the new options and eligible options will be calculated as of the expiration date using the average closing price of our common stock over the thirty (30) calendar day period ending on the expiration date. Therefore, the Black-Scholes value of the new options and eligible options will not be known until the expiration date. As the Black-Scholes value will determine the exchange ratios for each of the price ranges identified above, the exchange ratios will also not be known until the expiration date.

However, to ensure that you will have the information you need to make an informed decision based on the number of new options that will be granted for exchanged options, on the expiration date, after the close of the trading day, we will post the closing price of our common stock for that day (which will be the new option exercise price) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 11:59:59 p.m., Eastern Time, on the expiration date (currently expected to be February 3, 2009) to make an election by completing and submitting an election form to Suzanne Bishop at Bishop Consulting, LLC or change any previous elections that you have made by completing and submitting a new election form to Suzanne Bishop at Bishop Consulting, LLC to add additional eligible options or a withdrawal form to Suzanne Bishop at Bishop Consulting, LLC to withdraw eligible options.

Please note: If you choose to participate in this offer, but some of your options granted under the 1996 Plan are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any new options or other benefit for those options.

For purposes of applying the exchange ratios, fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis.

The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios.

Example

Assuming that the Black-Scholes value of the new options and eligible options will be determined based on a per share stock price of $1.53, which was the average closing price of our common stock over the thirty (30) calendar day period ending on December 15, 2008, the exchange ratios would be as follows:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$3.91 - $4.99	One (1) new option for every two and a half (2.5) exchanged options.
$5.00 - $7.49	One (1) new option for every three and a quarter (3.25) exchanged options.
$7.50 - $9.99	One (1) new option for every five and a quarter (5.25) exchanged options.
Above $10.00	One (1) new option for every ten (10) exchanged options.

Consequently, under this example:

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $4.00, on the award grant date you will receive a new option exercisable for 400 shares.

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $6.00, on the award grant date you will receive a new option exercisable for 266 shares.

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $9.00, on the award grant date you will receive a new option exercisable for 190 shares.

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $11.00, on the award grant date you will receive a new option exercisable for 100 shares.

All new options will have an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the expiration date, and will be subject to the terms of the 1996 Plan and a new option agreement between you and Lattice. The current form of stock option agreement under the 1996 Plan has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

The expiration date for this offer will be 11:59:59 p.m., Eastern Time, on February 3, 2009 unless we extend the offer period. We may, in our discretion, extend the offer period, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Eligible options exchanged for restricted stock units.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, if you elect to exchange eligible options granted under the 2001 Plan, you will receive restricted stock units granted under either the 1996 Plan or the 2001 Plan. You may not exchange eligible options granted under the 2001 Plan for new options.

The number of restricted stock units that you receive will depend on the number of options you exchange, the exercise price of those options, and an exchange ratio (rounded to the nearest quarter (0.25) of a share) determined by dividing the Black-Scholes value of the restricted stock units by the weighted average Black-Scholes value of outstanding eligible options with per share exercise prices within the following price ranges:

Per Share Exercise Price of Eligible Option
$3.91 - $4.99
$5.00 - $7.49
$7.50 - $9.99
Above $10.00

The Black-Scholes value of the restricted stock units and eligible options will be calculated as of the expiration date using the average closing price of our common stock over the thirty (30) calendar day period ending on the expiration date. Therefore, the Black-Scholes value of the restricted stock units and eligible options will not be known until the expiration date. As the Black-Scholes value will determine the exchange ratios for each of the price ranges identified above, the exchange ratios will also not be known until the expiration date.

However, to ensure that you will have the information you need to make an informed decision based on the number of restricted stock units that will be granted for exchanged options, on the expiration date, after the close of the trading day, we will post the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 11:59:59 p.m., Eastern Time, on the expiration date (currently expected to be February 3, 2009) to make an election by completing and submitting an election form to Suzanne Bishop at Bishop Consulting, LLC or change any previous elections that you have made by completing and submitting a new election form to Suzanne Bishop at Bishop Consulting, LLC to add additional eligible options or a withdrawal form to Suzanne Bishop at Bishop Consulting, LLC to withdraw eligible options.

Please note: If you choose to participate in this offer, but some of your options granted under the 2001 Plan are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any restricted stock units or other benefit for those options.

For purposes of applying the exchange ratios, fractional new restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant-by-grant basis.

The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios.

Example

Assuming that the Black-Scholes value of the restricted stock units and eligible options will be determined based on a per share stock price of $1.53, which was the average closing price of our common stock over the thirty (30) calendar day period ending on December 15, 2008, the exchange ratios would be as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$3.91 - $4.99	One (1) restricted stock unit for every five and a quarter (5.25) exchanged options.
$5.00 - $7.49	One (1) restricted stock unit for every nine and a quarter (9.25) exchanged options.
$7.50 - $9.99	One (1) restricted stock unit for every fourteen and three quarters (14.75) exchanged options.
Above $10.00	One (1) restricted stock unit for every twenty (20) exchanged options.

Consequently, under this example:

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $4.00, on the award grant date you will receive 190 restricted stock units.

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $6.00, on the award grant date you will receive 108 restricted stock units.

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $9.00, on the award grant date you will receive 67 restricted stock units.

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $11.00, on the award grant date you will receive 50 restricted stock units.

All restricted stock units will be granted under either the 1996 Plan or the 2001 Plan, will be subject to the terms of the Company stock plan under which it is granted and the restricted stock unit agreement between you and Lattice. The current forms of restricted stock unit agreement under the 1996 Plan and the 2001 Plan have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.

The expiration date for this offer will be 11:59:59 p.m., Eastern Time, on February 3, 2009 unless we extend the offer period. We may, in our discretion, extend the offer period, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. The offer is also intended to align the value of the equity awards held by our employees with the value of our stock held by our stockholders and the equity awards held by members of our management team. We recently reconstituted our management team and granted equity awards to new executives based on the fair market value of our common stock on the grant date. We believe that this offer will align the interests of our employees with those of our stockholders and members of our management team by providing eligible employees with the opportunity to replace outstanding options with exercise prices that are higher than our current market value with new equity awards based on our current market value. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders by incenting employees to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Our stock price, like that of many other companies, has declined significantly in the past year. In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The new options and restricted stock units may have greater employee retention value than the exchanged options and therefore benefit Lattice in its efforts to retain valuable employees.

The offer also will have the added benefit of reducing the overhang represented by the outstanding eligible options, as each eligible option will be exchanged for new options or restricted stock units at a ratio of less than one to one. Further, the exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of the Company’s resources. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the new options and restricted stock units issued, while reducing our overhang and compensation expense.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Lattice;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment, other than a proposal to declassify the Company’s board of directors, which will be submitted for approval by the Company’s stockholders at the Company’s 2009 annual meeting of stockholders;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•

The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, other than the stock repurchase program previously announced by the Company; or

•

Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person, other than in connection with the contemplated declassification of the Company’s board of directors.

In the ordinary course of business, from time to time, Lattice evaluates acquisition or investment opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Lattice makes changes in the composition and structure of its board of directors and/or management. Lattice expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in the offer, you must deliver the properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before 11:59:59 p.m., Eastern Time, on February 3, 2009 to:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

Suzanne Bishop at Bishop Consulting, LLC must receive your properly completed and signed election form before the expiration date. The expiration date will be 11:59:59 p.m., Eastern Time, on February 3, 2009 unless we extend the offer period.

If you participate in this offer, you can decide which of your eligible options you wish to exchange. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options. This will list your eligible outstanding options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options. In addition, you may refer to your E*TRADE account for further information on your outstanding options. You may access your E*TRADE account at www.etrade.com/stockplans.

Your election to participate becomes irrevocable after 11:59:59 p.m., Eastern Time, on February 3, 2009 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options on or before February 20, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Suzanne Bishop at Bishop Consulting, LLC receives before the expiration date.

You also may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you must properly complete and submit a new election form with respect to all of the eligible options that you wish to exchange before the expiration date by following the procedures described above. This new election form must be properly completed, signed and dated after your prior election form and after any withdrawal form you have submitted and must list all eligible options you wish to exchange. Any prior election form will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including election and withdrawal forms, is at your risk. We intend to have Bishop Consulting, LLC confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that Suzanne Bishop at Bishop Consulting, LLC has received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Suzanne Bishop at Bishop Consulting, LLC by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be February 3, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Lattice and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date, which will be 11:59:59 p.m., Eastern Time, on February 3, 2009, unless we extend the offer period. If we extend the offer period, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options on or before February 20, 2009, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal form for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options.

To withdraw your election, you must do the following before the expiration date:

1. Properly complete and sign the enclosed withdrawal form.

2. Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Suzanne Bishop at Bishop Consulting, LLC receives before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election form to Suzanne Bishop at Bishop Consulting, LLC before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible options you wish to exchange. Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to have Bishop Consulting, LLC confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that Suzanne Bishop at Bishop Consulting, LLC has received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Suzanne Bishop at Bishop Consulting, LLC by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for exchange and issuance of new options and restricted stock units.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the expiration date, which we anticipate to be February 3, 2009.

If you choose to participate in this offer, but some of your awards are not “underwater” on the expiration date, that is, the exercise price of your award is equal to or less than the closing price of Lattice’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. For example, if the exercise price of your option is $4.00 per share and the closing price of Lattice’s common stock on the expiration date is $4.50, the option is not underwater and will not be an eligible option. You will not receive any new options, restricted stock units or other benefit for those awards.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options and restricted stock units on the award grant date, which is the same U.S. calendar day as the expiration date. We expect the award grant date to be February 3, 2009. All new options will be granted under the 1996 Plan and will be subject to a new option agreement between you and Lattice. All restricted stock units will be granted under either the 1996 Plan or the 2001 Plan, and will be subject to a restricted stock unit agreement between you and Lattice. The number of new options or restricted stock units you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will provide you your new option agreement and/or restricted stock unit grant agreement. You will be able to exercise your vested new options when and if your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. You will receive the shares subject to the restricted stock units when and if your restricted stock units vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Lattice.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer period and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. If a condition is triggered, we will notify optionholders and stockholders as soon as administratively possible whether we have waived an offer condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Lattice Semiconductor Corporation common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “LSCC.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ending December 27, 2008
4th Quarter (through December 15, 2008)	$2.18	$1.04
3rd Quarter	$3.35	$2.11
2nd Quarter	$4.00	$2.79
1st Quarter	$3.27	$2.26

Fiscal Year Ended December 29, 2007
4th Quarter	$4.54	$3.08
3rd Quarter	$6.08	$4.35
2nd Quarter	$6.10	$4.96
1st Quarter	$6.80	$5.60

Fiscal Year Ended December 30, 2006
4th Quarter	$7.28	$5.71
3rd Quarter	$7.55	$5.02
2nd Quarter	$7.19	$5.36
1st Quarter	$6.40	$4.20

On December 15, 2008, the last reported sale price of our common stock, as reported by the Nasdaq Global Market was $1.35 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options and restricted stock units.

Consideration.

We will issue new options in exchange for eligible options granted under the 1996 Plan properly elected to be exchanged by you and accepted by us for such exchange. Options give you the right to purchase a specified number of shares of Lattice’s common stock (fixed on the date of grant) for a fixed exercise price during a prescribed period of time. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options that were granted under the 1996 Plan, you will be entitled to receive new options based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional new options will be rounded down to the nearest whole option on a grant-by-grant basis.

We will issue restricted stock units in exchange for eligible options granted under the 2001 Plan properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are equity awards under which Lattice promises to issue common stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive restricted stock units based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant-by-grant basis. You do not have to make any cash payment to Lattice to receive your restricted stock units or the common stock upon vesting.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 7,875,084 shares) subject to the terms and conditions of this offer, we will grant new options covering a total of approximately 1,208,961 shares of our common stock and restricted stock units covering a total of approximately 459,311 shares of our common stock, or approximately 1.0% and 0.4%, respectively, of the total shares of our common stock outstanding as of December 15, 2008.

General terms of new options and restricted stock units.

New options will be granted under the 1996 Plan and will be subject to a new option agreement between you and Lattice. New options will have a different maximum term than your exchanged options. Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged option, as described below. The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

Restricted stock units will be granted under either the 1996 Plan or the 2001 Plan, and will be subject to a restricted stock unit agreement between you and Lattice. Restricted stock units are a different type of equity award than stock options and therefore, the terms and conditions of the restricted stock units will vary from the terms and conditions of the options that you tendered for exchange. In addition, the vesting schedule of your restricted stock units will be different from the vesting schedule of your exchanged option, as described below. The forms of restricted stock unit agreement have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.

The following description summarizes the material terms of the 1996 Plan and the 2001 Plan. Our statements in this Offer to Exchange concerning the plans, the new options and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1996 Plan, the 2001 Plan, the forms of stock option agreement under the 1996 Plan and the 2001 Plan, and the forms of restricted stock unit agreements, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. Please contact Suzanne L. Bishop to receive copies of the 1996 Plan, the forms of stock option agreement and restricted stock unit agreement thereunder, the 2001 Plan, and the forms of stock option agreement and restricted stock unit agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

1996 Stock Incentive Plan

The 1996 Plan permits the granting of options, stock purchase rights, restricted stock units and stock appreciation rights. The 1996 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 1996 Plan, the Administrator has the power to determine the terms, conditions and restrictions of each equity award, including any new options or restricted stock units to be granted under the 1996 Plan in connection with this offer and including the number of new options or restricted stock units and the vesting criteria.

2001 Stock Plan

The 2001 Plan permits the granting of options, stock purchase rights, and restricted stock units (stock purchase rights and restricted stock units are also collectively referred to as “stock awards” in the 2001 Plan). The 2001 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2001 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units and the vesting criteria.

Exercise price of new options.

The exercise price of options granted under the 1996 Plan generally is determined by the Administrator of such plan. For purposes of this offer, the exercise price per share of a new option will be equal to the fair market value of the Company’s common stock on the award grant date, which will be the closing price of a share of our common stock reported by the Nasdaq Global Market on the award grant date.

Purchase price of restricted stock units.

The purchase price, if any, of a restricted stock unit granted under the 1996 Plan or the 2001 Plan generally is determined by the Administrator of each plan. For purposes of this offer, the purchase price of a restricted stock unit will be the par value of our common stock which is equal to $0.01 per share and the par value will be deemed paid by your services rendered to Lattice. As a result, you do not have to make any cash payment to Lattice to receive your restricted stock units or the common stock upon vesting.

Vesting of new options.

The vesting schedule and maximum term of your current eligible options that are exchanged in this offer for new stock options will no longer apply following the expiration date, and your new options will be subject to a new vesting schedule and have a new maximum term. Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

New options will generally vest over a four (4) year period. The new vesting schedule of the new options and the new maximum term of the new options will be as follows:

Vesting Schedule	Maximum Term of New Options
25% of the shares subject to the new options will be scheduled to vest one (1) year after the award grant date, and 6.25% of the shares subject to the new options shall be scheduled to vest on the last day of each three month period thereafter.	Seven (7) years

We expect the award grant date will be February 3, 2009. None of the new options will be vested on the award grant date. Vesting of your new options is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued employment with Lattice or one of its subsidiaries through that vesting date. If your employment with us terminates for any reason (other than due to death or disability) before your new options fully vest, your new options will expire to the extent unvested. If your employment terminates with us due to death or physical disability (within the meaning of Section 22(e)(3) of the United States Internal Revenue Code), your new options will become fully vested.

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below).

A new option may expire earlier than its maximum term. For instance, a new option may expire earlier in connection with your termination of service with Lattice. All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the 1996 Plan.

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $5.00 per share.

Assume that on February 3, 2009, the eligible employee surrenders the option and assume the applicable exchange ratio entitles the employee to receive 307 new options. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of February 3, 2009

77 shares will be scheduled to vest on February 3, 2010

20 shares will be scheduled to vest on May 3, 2010

20 shares will be scheduled to vest on August 3, 2010

20 shares will be scheduled to vest on November 3, 2010

20 shares will be scheduled to vest on February 3, 2011

20 shares will be scheduled to vest on May 3, 2011

20 shares will be scheduled to vest on August 3, 2011

20 shares will be scheduled to vest on November 3, 2011

20 shares will be scheduled to vest on February 3, 2012

20 shares will be scheduled to vest on May 3, 2012

20 shares will be scheduled to vest on August 3, 2012

20 shares will be scheduled to vest on November 3, 2012

10 shares will be scheduled to vest on February 3, 2013

Maximum Term in this Example:

The new option will expire no later than February 3, 2016.

New options that do not vest will be forfeited to Lattice.

Vesting of restricted stock units.

The vesting schedule of your current eligible options that are exchanged in this offer for restricted stock units will no longer apply following the expiration date, and your restricted stock units will be subject to a new vesting schedule. Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the restricted stock units granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

Each restricted stock unit will represent a right to receive one share of our common stock on a specified future date if the restricted stock unit vests according to the following vesting schedule: 25% of the restricted stock unit award will be scheduled to vest one (1) year after the award grant date, and 6.25% of the restricted stock unit award shall be scheduled to vest on the last day of each three month period thereafter. Restricted stock units then will generally vest over a four (4) year period.

We expect the award grant date will be February 3, 2009. None of the restricted stock units will be vested on the award grant date. Vesting of your restricted stock units is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued employment with Lattice or one of its subsidiaries through that vesting date. If your employment with us terminates for any reason (other than due to death or disability) before your restricted stock units fully vest, your restricted stock units will expire to the extent unvested and you will not be issued any shares of common stock pursuant to the unvested portion of your restricted stock unit award. If your employment terminates with us due to death or physical disability (within the meaning of Section 22(e)(3) of the United States Internal Revenue Code), your restricted stock units will become fully vested.

•	After the restricted stock units vest, continued employment with us is not required to retain the common stock issued under the restricted stock units.

•

We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below).

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $4.00 per share.

Assume that on February 3, 2009, the eligible employee surrenders the option and assume the applicable exchange ratio entitles the employee to receive 190 restricted stock units. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule

0 shares will be vested as of February 3, 2009

48 shares will be scheduled to vest on February 3, 2010

12 shares will be scheduled to vest on May 3, 2010

12 shares will be scheduled to vest on August 3, 2010

12 shares will be scheduled to vest on November 3, 2010

12 shares will be scheduled to vest on February 3, 2011

12 shares will be scheduled to vest on May 3, 2011

12 shares will be scheduled to vest on August 3, 2011

12 shares will be scheduled to vest on November 3, 2011

12 shares will be scheduled to vest on February 3, 2012

12 shares will be scheduled to vest on May 3, 2012

12 shares will be scheduled to vest on August 3, 2012

12 shares will be scheduled to vest on November 3, 2012

10 shares will be scheduled to vest on February 3, 2013

Restricted stock units that do not vest will be forfeited to Lattice.

Form of payout.

New options granted under this offer and subsequently earned and exercised by a recipient will be paid out in shares of our common stock. The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement.

Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our common stock. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement.

Adjustments upon certain events.

Events occurring before the award grant date. If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable stock plan under which your option was granted and your option agreement. Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options or restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the new options or restricted stock units. Under such circumstances, the type of security and the number of shares covered by your new option or restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options or restricted stock units covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options or restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their option awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate the employment of some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the award grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options, restricted stock units or other benefit for your tendered options.

Events occurring after the award grant date. If the outstanding shares of the Company’s common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, the Administrator will make an appropriate adjustment in the number and kind of shares for which grants, sales and awards may be made under the 1996 Plan, the number and kind of shares as to which outstanding grants, sales and awards, or portions thereof then unexercised, shall be exercisable. Adjustments in outstanding options granted under the 1996 Plan will be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share and shall neither (i) make the ratio, immediately after the event, of the option price per share to the fair market value per share more favorable to the option holder than that ratio immediately before the event, nor (ii) make the aggregate spread, immediately after the event, between the fair market value of shares as to which the option is exercisable and the option price of such shares more favorable to the option holder than that aggregate spread immediately before the event. The Administrator may also require that any securities issued in respect of or exchanged for Company common stock issued under the 1996 Plan that is subject to restrictions be subject to similar restrictions.

In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options as described above, the Administrator may, in its sole discretion, provide a 30-day period prior to such event during which option holders shall have the right to exercise options in whole or in part without any limitation on exercisability.

Under the 2001 Plan, the Administrator will make an adjustment in the number of shares of the Company’s common stock covered by outstanding awards, and the number of shares of the Company’s common stock which have been authorized for issuance under the 2001 Plan but as to which no awards have yet been granted or which have been returned to the 2001 Plan upon cancellation or expiration of an award, as well as the price per share of the Company’s common stock covered by each such outstanding award, for any increase or decrease in the number of issued shares of the Company’s common stock resulting from a reorganization, merger, consolidation, plan of exchange, recapitalization, stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s common stock, or any other increase or decrease in the number of issued shares of the Company’s common stock effected without receipt of consideration by the Company.

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the 2001 Plan provides that each outstanding award will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the option holder will fully vest in and have the right to exercise the award, including shares of the Company’s common stock as to which it would not otherwise be vested or exercisable.

Transferability of new options, restricted stock units and eligible options.

New options you receive in connection with this offer will be subject to a new option agreement which generally will provide that new options may not be assigned or transferred except by will or by the laws of descent and distribution. However, the Administrator or its appointee may allow for all or part of the new option, to the extent the shares subject to the option fully vested, to be assigned or transferred, including by means of sale, during the option holder’s lifetime to a member of the option holder’s immediate family or to a trust, LLC or partnership for the benefit of any one or more members of the option holder’s immediate family.

Restricted stock units you receive in connection with this offer will be subject to a restricted stock unit agreement which generally will provide that restricted stock units may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process except by will or by the laws of descent or distribution.

Eligible options generally may not be assigned or transferred except by will or by the laws of descent and distribution. However, the Administrator or its appointee may allow for all or part of the new option, to the extent such shares of this Option are fully vested, to be assigned or transferred, including by means of sale, during the option holder’s lifetime to a member of the option holder’s immediate family or to a trust, LLC or partnership for the benefit of any one or more members of the option holder’s immediate family.

Registration and sale of shares underlying restricted stock units.

All of Lattice’s shares of common stock issuable upon the exercise of vested new options and upon the vesting of the restricted stock units have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Lattice for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of vested new options and upon receipt of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of new options, the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.	Information concerning Lattice.

We design, develop and market high performance programmable logic products and related software. Programmable logic products are widely used semiconductor components that can be configured by end customers as specific logic circuits, and thus enable shorter design cycle times and reduced development costs. Our end customers are primarily original equipment manufacturers in the communications, computing, consumer, industrial, automotive, medical and military end markets.

We were incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124, our telephone number is (503) 268-8000 and our website can be accessed at www.latticesemi.com. Information contained or referenced on our website is not incorporated by reference into, and does not form a part of, this Offer to Exchange. Questions regarding this offer should be directed to:

Investor Relations Department

Lattice Semiconductor Corporation

5555 N.E. Moore Court, Hillsboro,

Oregon 97124-6421

Telephone (503) 268-8000

The financial information included in our annual report on Form 10-K for the fiscal year ended December 29, 2007, and our quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2008, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $2.32 on September 27, 2008 (calculated using the book value as of September 27, 2008, divided by the number of outstanding shares of our common stock as of September 27, 2008).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Nine Months Ended September 27, 2008
	December 30, 2006	December 29, 2007
Ratio of earnings to fixed charges	7.2x	N/A	N/A

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Lattice to be representative of the interest factor of rental payments under operating leases. Earnings from continuing operations were not sufficient to cover fixed charges by approximately $238.8 million for the fiscal year ended December 29, 2007 and by approximately $23.6 million for the nine months ended September 27, 2008.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers and the members of our board of directors may not participate in this offer. As of December 15, 2008, our executive officers and directors (8 persons) as a group held options unexercised and outstanding under the Company’s 1996 Stock Incentive Plan to purchase a total of 782,500 of our shares, which represented approximately 11% of the shares subject to all options outstanding under the 1996 Stock Incentive Plan as of that date. As of December 15, 2008, our executive officers and directors (8 persons) as a group held options unexercised and outstanding under the Company’s 2001 Stock Plan to purchase a total of 1,527,500 of our shares, which represented approximately 22% of the shares subject to all options outstanding under the 2001 Stock Plan as of that date. As of December 15, 2008, our executive officers and directors (8 persons) as a group held options unexercised and outstanding under the Company’s 2001 Outside Directors’ Stock Option Plan to purchase a total of 961,875 of our shares, which represented approximately 100% of the shares subject to all options outstanding under the 2001 Outside Directors’ Stock Option Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of December 15, 2008. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 15,364,658 as of December 15, 2008.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Bruno Guilmart	President, Chief Executive Officer, and Director	2,000,000	13%
Robert O’Brien	Interim Chief Financial Officer and Corporate Controller	43,300	*
Byron Milstead	Corporate Vice President and General Counsel	266,700	1%
David E. Coreson	Director	166,500	1%
Daniel S. Hauer	Director	229,500	1%
Patrick S. Jones	Director	166,500	1%
Balaji Krishnamurthy	Director	146,250	1%
W. Richard Marz	Director	106,875	1%
Gerhard H. Parker	Director	146,250	1%

*	Less than 1%.

During the sixty (60) day period prior to the date of this Offer to Exchange, neither Lattice nor, to the best of our knowledge, our directors, executive officers or affiliates, were engaged in transactions involving options to purchase our common stock or restricted stock units, or in transactions involving our common stock, except as follows:

•	On November 3, 2008, Lattice granted options exercisable for an aggregate of 850,000 shares to two new employees with an exercise price of $1.73.

•	On November 3, 2008, Lattice granted an aggregate of 10,800 restricted stock units to four new employees.

•	On November 4, 2008, Lattice granted options exercisable for 125,000 shares to one existing employee with an exercise price of $1.85.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent they were granted under the 1996 Plan or the 2001 Plan, the shares subject to those options will be returned to the pool of shares available for grants of new awards under the 1996 Plan or the 2001 Plan, respectively. To the extent shares returning to these plans are not fully reserved for issuance upon receipt of the new options and restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the new options and restricted stock units granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new option or restricted stock unit granted to employees in exchange for exchanged options, measured as of the date the new options and restricted stock units are granted, over the fair value of the exchanged options, measured immediately prior to the cancellation. If there is any incremental compensation cost, it will be recognized ratably over the vesting period of the new options and restricted stock units. In the event that any of the new options and restricted stock units are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited restricted stock units will not be recognized.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options and restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options or restricted stock units for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options and restricted stock units on the award grant date, we will not grant any new options or restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the award grant date we will not grant any new options or restricted stock units and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options or restricted stock units pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for new options (that are non-statutory stock options) or restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options and understand the tax consequences of your new options, we have included the following summaries of the tax consequences generally applicable to non-statutory stock options and restricted stock units under U.S. federal tax law.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income as the shares subject to the restricted stock units vest and no longer can be forfeited and we deliver the shares to you, at which time Lattice also generally will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Non-statutory stock options.

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a non-statutory stock option. However, when you exercise a non-statutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. If the exercise price of a non-statutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 1 year. The holding period for the shares generally will begin just after the time you recognized income (though it could potentially begin sooner if you are taxed on the date of vesting with respect to discount non-statutory stock options, as described further below). The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-statutory stock option generally will constitute wages for which withholding will be required.

Note that as a result of the American Jobs Creation Act of 2004 (referred to below as Section 409A), options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant (“discount” options) may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is unclear. However, based on currently available guidance, we believe that, in the tax year in which a discount option vests, the holder of the discount option will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% tax on the spread. In addition, during each subsequent tax year (until the option is exercised or expires), the option may be subject to additional annual income and penalty taxes on any increase in value of the underlying stock. Finally, certain states also have adopted laws similar to Section 409A. Consequently, the holder of the discount option also may incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discount options (in addition to the federal 20% tax and any federal and state income taxes).

We recommend that you consult your tax advisor with respect to the U.S. federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer period for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and, if necessary, we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials listed below that we have filed with the SEC before making a decision on whether to elect to exchange your options. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Exchange incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

1.	Our quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2008, filed with the SEC on November 5, 2008;

2.	Our quarterly report on Form 10-Q for the fiscal quarter ended June 28, 2008, filed with the SEC on August 6, 2008;

3.	Our quarterly report on Form 10-Q for the fiscal quarter ended March 29, 2008, filed with the SEC on May 7, 2008;

4.	Our annual report on Form 10-K for the fiscal year ended December 29, 2007, filed with the SEC on March, 13 2008, including the information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A for our 2008 annual meeting of stockholders, filed with the SEC on April 11, 2008;

5.	Our current reports on Form 8-K filed with the SEC on February 1, 2008, February 19, 2008, March 24, 2008, March 27, 2008, May 29, 2008, June 16, 2008, July 3, 2008, July 14, 2008, July 31, 2008, September 16, 2008, December 9, 2008 and December 19, 2008 ; and

6.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 27, 1989, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Investor Relations Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, Attention: Byron W. Milstead.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 29, 2007, and quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2008, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for the fiscal year ended December 29, 2007, and from our quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Lattice Semiconductor Corporation

December 22, 2008

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF LATTICE SEMICONDUCTOR CORPORATION

The directors and executive officers of Lattice Semiconductor Corporation are set forth in the following table:

Name	Position and Offices Held
Bruno Guilmart	President, Chief Executive Officer, and Director
Robert O’Brien	Interim Chief Financial Officer and Corporate Controller
Byron Milstead	Corporate Vice President and General Counsel
David E. Coreson	Director
Daniel S. Hauer	Director
Patrick S. Jones	Director
Balaji Krishnamurthy	Director
W. Richard Marz	Director
Gerhard H. Parker	Director

The address of each executive officer and director is:

Lattice Semiconductor Corporation

5555 N.E. Moore Court

Hillsboro, Oregon 97124-6421

Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF LATTICE SEMICONDUCTOR CORPORATION

The following summary financial data is derived from our consolidated financial statements as filed with the SEC. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 29, 2007 filed with the SEC on March 13, 2008 and our Form 10-Q for the quarterly period ended September 27, 2008 filed with the SEC on November 5, 2008.

LATTICE SEMICONDUCTOR CORPORATION

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 27, 2008 (Unaudited)	September 29, 2007 (Unaudited)	December 29, 2007	December 30, 2006
Assets
Current assets:	$167,145	$231,249	$191,546	$330,043
Non-current assets	147,723	370,134	184,739	395,863
Total Assets	$314,868	$601,383	$376,285	$725,906

Liabilities and Stockholders Equity
Total current liabilities	$39,114	$80,156	$81,011	$109,553
Non-current liabilities	7,640	6,031	9,042	104,608
Stockholders’ equity	268,114	515,196	286,232	511,745
Total Liabilities & Stockholders Equity	$314,868	$601,383	$376,285	$725,906

LATTICE SEMICONDUCTOR CORPORATION

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share data)

	Nine Months Ended (Unaudited)		Fiscal Year Ended
	September 27, 2008	September 27, 2007	December 29, 2007	December 30, 2006
Statement of Operations
Revenue	$172,293	$175,654	$228,709	$245,459
Costs and expenses	185,832	196,252	256,823	258,262
Goodwill impairment charge	0	0	223,556	0
Loss from operations	(13,539)	(20,598)	(251,670)	(12,803)
Net (loss) income	(23,803)	(10,291)	(239,816)	3,039
Basic net (loss) income per share from operations	$0.00	$0.00	$1.95	$0.00
Diluted net (loss) income per share from operations	$0.00	$0.00	$1.95	$0.00
Basic net (loss) income per common share	$(0.21)	$(0.09)	$(2.09)	$0.03
Diluted net (loss) income per common share	$(0.21)	$(0.09)	$(2.09)	$0.03
Shares used in per share calculations:
Basic	115,240	114,852	114,915	114,188
Diluted	115,240	114,852	114,915	115,019

B-1